Exhibit 99.2

Email from Eliot Forster, Chief Executive Officer of the Company to staff on June 23, 2022

Dear all,

Many thanks to those of you who joined us a little earlier to hear the exciting news that invoX will acquire F-star Therapeutics Inc, and along with it the talent and capabilities driving and supporting our pioneering next generation bispecific discovery platform.

For those unable to join us, the news release is here. Neil and other members of the leadership team will be available at 1pm UK time tomorrow for a drop in session. Joining details below.

This is great news for patients as we work together towards a future free from cancer and other serious diseases. It enables greater and longer-term opportunities to develop the F-star platform, accelerating our pace and unlocking even more potential.

We’re still early on in the process and will keep you updated as the transaction progresses. The most important thing is for us all to carry on delivering and supporting great science and clinical research.

While we might not have all the answers to your questions right now, please do be in touch with any immediate queries. Email questions@f-star.com.

With best wishes,

EF

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Q&A FOR STAFF

•	What has been announced?

We announced today that a deal has been agreed for invoX Pharma, a subsidiary of Sino Biopharm, to acquire F-star’s pioneering next generation bispecific discovery platform at $7.12 per share, with a valuation of approximately $161m.

•	Who are Sino Biopharm and invoX?

Sino Biopharm are a top 40 global biopharmaceutical company, headquartered in Hong Kong and listed on the Hong Kong Stock Exchange. invoX are their wholly owned UK subsidiary responsible for their growth strategy outside of China.

•	Will there be staff changes?

Your talent and expertise are a big reason for invoX’s interest in this acquisition, and your skills complement their existing expertise in biologics and bring in new areas of specialism they don’t currently have across the wider business.

•	Will there be changes in the Leadership team?

Leadership level changes are very common in these sorts of transactions. Once the deal is complete, we’re excited to say that Neil Brewis will lead F-star, while Eliot Forster and Darlene Deptula-Hicks will leave the company after a short time. There will be an important focus on ensuring a stable transition during this time.

•	Why are invoX interested in acquiring us?

They see the value of our pipeline, platform and people to build out their own international growth strategy.

•	Will invoX support our strategy or will it change?

Our strategy continues but it can have a wider horizon with our overall aim of delivering our pipeline, and future programs, to commercial launch.

•	What happens to our programs and partners? Should we continue with our planned work and business interactions?

Yes, our programs and partnerships continue as planned. We’re in a critical phase of delivery and it’s important that we maintain momentum to deliver against our plans and goals. We need you to carry on delivering and supporting the delivery of excellent science and clinical research, as you’ve always done.

•	What happens to the F-star name/brand?

The F-star name and brand continues unchanged.

•	Will we remain a public Company with a US presence?

Once the transaction closes, F-star will no longer be a public company listed on NASDAQ in the US, and we’ll become a wholly owned subsidiary of invoX, with an ongoing US presence.

•	What are the timings/process? What happens next?

The Board agreed to proceed with the sale of the Company yesterday, subject to approvals and other customary closing conditions. There is a strict process to follow and we anticipate the deal will close in the second half of this year. Until the transaction is closed the two companies will continue to operate as separate independent entities.

•	What will happen to my stock in F-star?

Upon closing of this transaction, all stock option vesting will be ‘fully accelerated’, such that you will be 100% vested in your stock options. You will then receive cash in the amount of the difference between $7.12 USD and your option grant price, less applicable taxes. ‘Black out’ rules remain in force.

•	What will happen to our benefits?

F-star’s staff benefits (or substantially comparable benefits) will remain in place.

•	What should I do if I’m contacted by an external party such as the media or an investor?

Please refer any incoming enquiries from media or investors to Darlene, our CFO.

•	Who can I contact if I have questions related to this transaction?

Please email questions@f-star.com with any queries you have and we’ll do our best to answer them.

Forward-Looking Statements

This communication contains forward-looking statements. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. These forward-looking statements include, without limitation, statements related to the anticipated consummation of the acquisition of the Company and the timing and benefits thereof, and other statements that are not historical facts. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the parties’ ability to complete the transaction on the proposed terms and schedule; whether the tender offer conditions will be satisfied; whether sufficient stockholders of the Company tender their shares in the transaction; the outcome of legal proceedings that may be instituted against the Company and/or others relating to the transaction; the failure (or delay) to receive the required regulatory approvals relating to the transaction; the possibility that competing offers will be made; and other risks related to Company’s business detailed from time-to-time under the caption “Risk Factors” and elsewhere in Company’s SEC filings and reports, including their respective Annual Reports on Form 10-K for the year ended December 31, 2021 and subsequent quarterly and current reports filed with the SEC. The risks and uncertainties may be amplified by the Russian invasion of Ukraine and the ongoing COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which these factors impact Company’s business, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration of the conflict in Ukraine, the duration and spread of the COVID-19 outbreak, the spread of any new variants of COVID-19, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Company undertakes no duty or obligation to update any forward-looking statements contained in this report as a result of new information, future events or changes in their expectations, except as required by law.

Additional Information and Where to Find It

The Offer has not yet commenced, and this communication is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of the Company or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the SEC by Parent and Purchaser, and a Solicitation / Recommendation Statement on Schedule 14D-9 will be filed with the SEC by the Company. The offer to purchase shares of Company common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION / RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR COMMON STOCK, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement. Investors may also obtain, at no charge, the documents filed or furnished to the SEC by the Company under the “Investors” section of the Company’s website at www.f-star.com.